To the Shareholders and Board of Directors
Z-Seven Fund, Inc.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the financial statements of the Z-Seven Fund, Inc. (the "Fund") as of and for the year ended December 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Fund's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those polices and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and directors of the fund; and
(3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the fund's annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Fund's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we identified the following deficiencies involving internal control over financial reporting that we consider to be material weaknesses, as defined above. These conditions were considered in determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of the Fund for the year ended December 31, 2008, and this report does not affect our report thereon dated April 10, 2009.

o Controls were not operating effectively to ensure that the Fund's advisor submitted properly authorized portfolio trades and foreign currency transactions to the custodian and fund administrator on a timely basis and that such portfolio trades and foreign currency transactions were recorded and reconciled with the custodian in a timely manner.

o Controls were not operating effectively to ensure daily accruals of income and expenses were recorded timely and accurately.

Management's Response

      Control deficiency 1:
      The effectiveness of the Fund's internal controls to ensure accurate and timely reporting of trading activity relies on sufficient operating controls in place at the Fund's advisor and the Fund's custodian. However, during the Fund's fiscal year ended December 31, 2008, these controls did not appear to be operating sufficiently with respect to the Fund. The advisor had difficulty providing timely trade instructions to the custodian and/or administrator at times during the year. Further, in those instances where there was an absence of timely information received from the advisor, the Fund's internal control procedures rely on the daily reconciliation process between the Fund's position records and those of the custodian to identify trading activity of the Fund for follow-up with the advisor. The Fund's custodian bank was not reconciling its internal activity, including foreign currency trading, in a timely manner thereby making it difficult for the Fund's internal control procedures to operate as designed.

      Significant steps have been taken to correct this deficiency in communication. The advisor has trained additional personnel on preparing and submitting trade instructions. The Chief Compliance Officer to both the Fund and the advisor is monitoring the daily trade communication and record-keeping process of the advisor. Communication regarding trade activity, for both portfolio and foreign currency transactions, is being received daily by both the Fund's administrator and the custodian.

      Additionally, subsequent to year-end, the Fund has completed a comprehensive reconciliation of 2008 trading activity with the assistance of both the custodian and the advisor, and all positions are accurately recorded as presented in the December 31, 2008 annual report to shareholders, and through the current fiscal year. Daily position reconciliation between the Fund's records and the custodian are being performed. The Fund's custodian has enhanced its own internal procedures and is now providing timely and accurate settlement information on all trading activity. The advisor has also enhanced its internal control procedures to more effectively monitor the settlement process with the custodian. Further, no shareholders were disadvantaged as a result of this deficiency.

      Control deficiency 2:
      The effectiveness of the Fund's internal controls to ensure accurate and timely reporting of daily operating expenses was indirectly impacted by the trade communication control deficiency discussed above. Without timely trade information and accurate daily position reconciliations, controls were not effective for accurate and timely recording of trade activity. With the enhancement of controls noted above, the Fund is currently able to record all related activity in an accurate and timely fashion.

      During the year ended December 31, 2008 foreign dividend income and any related tax reclaim receivable, were not accurately recorded on the dividend's ex-date. Upon determination of this deficiency, the Fund's internal control procedures for appropriately recording foreign dividend income, and any related tax reclaim receivable, on ex-date were enhanced to include daily monitoring for corporate actions for all foreign holdings using a secondary reporting source to ensure timely and accurate reporting of dividend income. Also, no material errors occurred in calculating the Fund's daily NAV during the year ended December 31, 2008 as a result of this breakdown in internal control.

The Fund's written response to the material weaknesses identified in our audit has not been subjected to the audit procedures applied in the audit of the financial statements and, accordingly, we express no opinion on it.

This report is intended solely for the information and use of management and the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 10, 2009